Exhibit 107
Calculation of Filing Fee Tables

S-3
(Form Type)

KATAPULT HOLDINGS, INC..
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock $0.0001 par value per share	457(c)	4,000,000	$0.47	$1,760,000	0.0001102	$193.95
Fees Previously Paid	—	—	—	—	—	—		—
	Total Offering Amounts					$1,760,000	—	193.95
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							193.95

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares of common stock being registered hereunder include such indeterminate number of shares of common stock as may be issuable upon stock splits, stock dividends, or other distribution, recapitalization or similar events.
(2) Estimated in accordance with Rule 457(c) solely for the purpose of calculating the total registration fee on the basis of $0.44 per share, which represents the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Capital Market on April 3, 2023.